Exhibit 4.28
EXECUTION VERSION

MANAGEMENT AGREEMENT

THIS AGREEMENT is dated March 25, 2010

AMONG:

(1)
EUROMAR LLC, a limited liability company incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ("Euromar");

(2)
Solely with respect to Clauses 1, 2, 3 (Basis of Agreement), 3.1, 3.2 – 3.5, 3.10, 4, 5, 7, 10, 11, 16, 17, 18, 20, 27, 31 and 32 hereof (collectively, the "Accession Clauses"), the vessel owning subsidiaries of Euromar listed in Schedule 1 hereto, as updated from time to time (individually "Owner" and together the "Owners");

(3)
EUROSEAS LTD., a company incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ("Manager");

(4)
EUROBULK LTD., a company incorporated and existing under the laws of the Republic of Liberia with its principal office at Aethrion Center, (2nd floor), 40, Ag-Konstantinou Ave, 151-24 Maroussi, Greece ("Eurobulk"); and

(5)
EUROCHART S.A., a company incorporated and existing under the laws of the Republic of Liberia with its principal office at Aethrion Center (2nd Floor), 40, Ag. Konstantinou Ave, 151-24 Maroussi, Greece ("Eurochart"),

(Euromar, the Owners, the Manager, Eurobulk and Eurochart together the "Parties", and each a "Party").

WHEREAS:

(A)	Pursuant to the Limited Liability Company Agreement, Euromar has been formed as the parent company of each of the Owners, which, in turn, are to be incorporated to own the Vessels.

(B)
In order to provide Euromar and each of the Owners with commercial, technical, administrative, accounting and strategic services with respect to the Vessels, Euromar and the Owners, Euromar and each of the Owners desires to engage the Manager to provide such services, either directly or indirectly through Eurobulk and/or Eurochart.  Each of the Manager, Eurobulk and Eurochart have agreed to provide such services to Euromar and the Owners on the terms and conditions set out in this Agreement.

(C)
As a condition to its willingness to enter into this Agreement, the Manager has required that Euromar agree, and believing it to be in the best interests of Euromar, Euromar has agreed, among other things, to grant to the Manager the Options (as hereinafter defined) to purchase Option Units (as defined in the Limited Liability Company Agreement) at an aggregate price equal to the Exercise Price (as hereinafter defined).

IT IS HEREBY AGREED:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement, save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

"10% Option" means an option, which shall vest and be automatically exercised by the Manager at such time as the Members have no Unrecovered Capital and have attained (together with all prior Distributions pursuant to Section 6.1(c), 6.1(e) (including any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members) and Section 6.2 of the Limited Liability Company Agreement and any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement but excluding any Investment Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement) an Internal Rate of Return of 10% compounded annually, to purchase a number of duly authorized, validly issued, fully paid and non-assessable Option Units such that the Percentage Interest in respect of such Option Units, immediately after giving effect to such exercise, shall (a) prior to an Early Departure Event, equal 10% and (b) from and after an Early Departure Event, equal the product of (i) 10% multiplied by (ii) the Early Departure Multiplier, at an aggregate price equal to the Exercise Price.

"12.5% Option" means an option, which shall vest and be automatically exercised by the Manager at such time as the Members have no Unrecovered Capital and have attained (together with all prior Distributions pursuant to Section 6.1(c), 6.1(e) (including any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members) and Section 6.2 of the Limited Liability Company Agreement and any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement but excluding any Investment Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement) an Internal Rate of Return of 20% compounded annually, to purchase an additional number of duly authorized, validly issued, fully paid and non-assessable Option Units such that the Percentage Interest in respect of such Option Units and all Option Units purchased under the 10% Option, immediately after giving effect to such exercise, shall (a) prior to an Early Departure Event, equal 12.5% and (b) from and after an Early Departure Event, equal the product of (i) 12.5% multiplied by (ii) the Early Departure Multiplier, at an aggregate price equal to the Exercise Price.

"Acquisition Guidelines" has the meaning given to such term in the Limited Liability Company Agreement.

"Affiliates" has the meaning given to such term in the Limited Liability Company Agreement.

"Agreement Regarding Vessel Opportunities" means the agreement entered into by and among the Manager, Eurobulk, Eurochart, Aristides J. Pittas and Euromar dated March 25, 2010 in relation to, inter alia, the presentation of Strategic Opportunities.

"Applicable Laws" means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes, of practice and policies of any Governmental Entity having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

"Board of Managers" has the meaning given to it in Section 5.1(a) of the Limited Liability Company Agreement.

"Books and Records" means all books of account and records, including such books and records as are required to be kept under Section 9.1 of the Limited Liability Company Agreement or otherwise, tax records, sales and purchase records, Vessel records, all documents and records relating to the Insurances, computer software, formulae, business reports, invoices, all records and third party invoices relating to the Manager's, Eurobulk's, Eurochart's and/or any sub-manager's, sub-contractors or agent's expenses, plans and projections and all other documents, files, correspondence and other information of Euromar and/or the Owners with respect to the Vessels or the business of Euromar and/or the Owners whether or not in written, printed, electronic or computer print out form.

"Business" means the business of owning, operating and/or chartering or re-chartering vessels to any Person and any other lawful act or activity customarily conducted in conjunction therewith.

 "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and/or Greece are required by law or executive order to close.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means all non-public or proprietary information or data (including all oral and visual information or data recorded in writing or in any other medium or by any other method) relating to a Disclosing Party that is obtained from the Disclosing Party or any third party on the Disclosing Party's behalf, at any time before, simultaneously with, or after the execution of this Agreement; and, without prejudice to the general nature of the foregoing definition, the term Confidential Information shall include, but not by way of limitation, (i) information regarding the Disclosing Party's existing or proposed operations, business plans, market opportunities, and business affairs and (ii) any information ascertainable by inspection of Confidential Information disclosed to the Receiving Party or by the analysis of any materials supplied to the Receiving.  Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is public knowledge at the time of disclosure or which subsequently becomes public knowledge other than as a result of a breach of this Agreement; (y) the Receiving Party can show was made available to it by some other Person who had a right to do so and who was not subject to any obligation of confidentiality or restricted use regarding such information; or (z) was developed by the Receiving Party independently without use of any confidential information provided hereunder or by a third party in breach of its confidentiality obligations.

"Crew" means, in relation to each Vessel, its Master, officers and crew members of that Vessel appointed by the Manager and/or Eurobulk pursuant to this Agreement.

"Crew Insurances" means insurances against crew risks which shall include, but not be limited to, death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

"Crew Support Costs" means the equitable proportion (determined by reference to length of service on the Vessels) of all expenses of a general nature which are not particularly referable to any individual Vessel for the time being managed by the Manager and which are incurred by the Manager or Eurobulk for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

"Disclosing Party" means a Party who has disclosed Confidential Information hereunder to the other Party or on whose behalf Confidential Information has been disclosed to the other Party.

"Distribution" shall have the meaning given to such term in the Limited Liability Company Agreement.

"Early Departure Event" means any of (a) the consummation by the Manager of the Euroseas Redemption Right, in each case prior to the fifth anniversary of the date hereof or (b) the termination of this Agreement by Euromar pursuant to any of Clause 18.2(iii) to (x) (inclusive).

"Early Departure Multiplier" means the ratio (expressed as a percentage) of (a) the number of full calendar months that have elapsed between the date hereof and the date of an Early Departure Event to (b) sixty (60).

"Eurobulk Managed Vessels" means, at any relevant time, the aggregate number of vessels under the management of Eurobulk, whether pursuant to this Agreement, the Existing Eurobulk Management Agreement or otherwise, save that for the purposes of this calculation, any vessel so managed by Eurobulk but which, at the relevant time, is in Lay-up, shall be counted as half (0.5) a vessel only.

"Eurobulk Services" means the services to be provided by Eurobulk under Clauses 3 and 4 of this Agreement.

"Eurochart Services" means the services to be provided by Eurochart under Clauses 3 and 4 of this Agreement.

"Exercise Price" means one penny ($0.01).

"Existing Eurobulk Management Agreement" means the amended and restated management agreement dated July 17, 2007 between the Manager and Eurobulk in relation to the technical management of certain vessels owned by the Manager or its Subsidiaries or Affiliates.

"Existing Eurochart Management Agreement" means the amended and restated agreement dated February 1, 2008 between Eurobulk and Eurochart in relation to the sale, purchase and chartering of certain vessels owned by the Manager or its Subsidiaries or Affiliates.

"Final Consolidation Budget" shall have the meaning given to such term in Clause 9.2.

"Final Management Budget" shall have the meaning given to such term in Clause 9.2.

"Final Vessel Budget" shall have the meaning given to such term in Clause 9.2.

"Fiscal Quarter" means a fiscal quarter of Euromar or an Owner (as the case may be), or, in the case of the fiscal quarter ending March 31, 2010, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

"Fiscal Year" means the Company's fiscal year, which shall be the twelve (12) months ended on December 31 of each year, unless a different year end is required by Applicable Law.

"Fixed Daily Fee" has the meaning given to such term in Clause 8.2.

"Force Majeure Event" means acts, events, cause or conditions beyond the reasonable control of the Party relying on the same, including, but not limited to, any of the following:

(i)	acts of God, hurricane, flood, earthquake, windstorm or other natural disaster;

(ii)	epidemic or pandemic;

(iii)
acts of public enemies, terrorist attack, war (including civil war), threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(iv)
national emergency, invasions, pirates or assailing thieves, insurrection, riots, strikes, picketing, boycotts, arrests or restraint of princes, rulers of people, or interference by any governmental agency or official (whether legal or illegal), interference by laws or regulations of any government or subdivisions thereof (whether legal or illegal);

(v)	nuclear, chemical or biological contamination or sonic boom;

(vi)
fire, explosion (other than in each case one caused by a breach of contract by, or assistance of, the Party seeking to rely on the relevant clause or companies in the same group as such Party) or accidental damage;

(vii)	extreme adverse weather conditions; and

(viii)	any labour dispute, including but not limited to strikes, industrial action or lockouts.

"Forfeiture Event" means the termination of this Agreement either (a) by Euromar pursuant to any of Clause 18.2(i) to (ii) (inclusive) or (b) by the Manager other than pursuant to Clause 18.1.  For the avoidance of doubt, a failure to continue this Agreement after the initial term set forth in Clause 17 shall not be deemed to be a Forfeiture Event.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Entity" means:

(i)	any national government, political subdivision thereof, or local jurisdiction therein;

(ii)	any instrumentality, board, commission, court or agency of any thereof, however constituted; and

(iii)	any association, organization or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

"Independent Majority of Managers" shall have the meaning given to such term in the Limited Liability Company Agreement.

"Internal Rate of Return" means an annualized internal rate of return, as determined with respect to any Member as of any date, computed using the XIRR function in Microsoft Excel.  The inflows for this calculation will be the aggregate amount of Capital Contributions made (or deemed made pursuant to Section 3.6 of the Limited Liability Company Agreement) to the Company by such Member on or after the date hereof.  The date of inflows shall be the date of such Capital Contributions.  The outflows for this calculation shall be, without duplication, the Distributions received by such Member pursuant to Section 6.1(c) of the Limited Liability Company Agreement and Section 6.1(e) of the Limited Liability Company Agreement, (including any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members) and the Tax Distributions received by such Member pursuant to Section 6.2 of the Limited Liability Company Agreement and any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement but excluding any Investment Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement), in each case in respect of such Member's Membership Interests.  The dates of outflows shall be the dates of receipt of such Distributions, Deal Fees or Tax Distributions from the Company by such Member in respect of such Member's Membership Interests.  Notwithstanding anything to the contrary contained herein, any Distributions or Deal Fees received by a Member in respect of its Option Units and any payments to the Manager in connection with the consummation of a Redemption pursuant to Section 8.5 of the Limited Liability Company Agreement shall be disregarded for purposes of the foregoing calculation.  If any Membership Interest in the Company is Transferred in accordance with the terms of the Limited Liability Company Agreement, then, for purposes of calculating the Internal Rate of Return, (a) the transferee shall be deemed to have made the Capital Contributions made (or deemed made pursuant to Section 3.6 of the Limited Liability Company Agreement) by the transferor to the Company and received Distributions, Deal Fees and Tax Distributions received by the transferor from the Company or, in the case of a Transfer of less than the transferor's entire Membership Interest, an allocable portion thereof, and (b) the transferor shall be deemed not to have made such Capital Contributions and not to have received such Distributions, Deal Fees and Tax Distributions.

"IRS" means the Internal Revenue Service.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment or alterations thereto and any regulation issued pursuant thereto.

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to Resolution A 942(22) of the IMO and incorporated into the Safety of Lives at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

"Lay-up" means where a vessel or Vessel (as the case may be) ceases trading and is put out of commission for a period of time (either by way of hot lay-up, cold lay-up or otherwise).

"Limited Liability Company Agreement" means the limited liability company agreement of Euromar dated of even date herewith among the Manager, Paros Ltd., All Seas Investors I Ltd., All Seas Investors II Ltd. and All Seas Investors III L.P. in relation to the ownership, governance and management of Euromar and the Owners.

"Management Account" has the meaning given to such term in Clause 7.4.

"Management Services" means together, the Eurobulk Services, the Eurochart Services and the Manager Services;

"Manager Services" means the services to be provided by the Manager under Clauses 3 and 4 of this Agreement.

"Members" shall mean the members of Euromar at any relevant time;

"Month" means, unless a contrary intention appears, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Monthly Management Budget" shall have the meaning given to such term in Clause 9.4.

"Monthly Vessel Budget" shall have the meaning given to such term in Clause 9.4.

"Options" means the 10% Option and the 12.5% Option, collectively.

"Overhead Account" has the meaning given to such term in Clause 7.3.

"Percentage Interest" shall have the meaning given to such term in the Limited Liability Company Agreement.

"Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind.

"Pittas Family" means Aristides J. Pittas, his wife and his and/or her children.

"Preliminary Consolidation Budget" shall have the meaning given to such term in Clause 9.1.

"Preliminary Management Budget" shall have the meaning given to such term in Clause 9.1.

"Preliminary Vessel Budget" shall have the meaning given to such term in Clause 9.1.

"Qualified Majority of Managers" shall have the same meaning given to such term in the Limited Liability Company Agreement.

"Receiving Party" means a Party to whom Confidential Information of a Disclosing Party has been disclosed hereunder.

"Revenue Accounts" has the meaning given to such term in Clause 7.1.

"Severance Costs" means the costs which the employers of the Crew are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the relevant Vessel.

"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

"Strategic Opportunity" has the meaning given to such term in Clause 3.8.

 "Subsidiaries" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or managers or other body performing similar functions are at any time directly or indirectly owned by such Person.

"Transaction Documents" means this Agreement, the Limited Liability Company Agreement, the Agreement Regarding Vessel Opportunities and any other document executed in connection with the foregoing.

"Transfer" shall have the meaning given to such term in the Limited Liability Company Agreement.

"Unrecovered Capital" means, with respect to any Member, the total Capital Contributions made (or deemed made pursuant to Sections 3.6 of the Limited Liability Company Agreement) by such Member, reduced by the amount of, without duplication, (a) all prior Distributions to such Member pursuant to Section 6.1(c) and 6.1(e) of the Limited Liability Company Agreement (excluding, for the avoidance of doubt, any payments to the Manager in connection with the consummation of a Redemption pursuant to Section 8.5 of the Limited Liability Company Agreement), (b) all Distributions to such Member pursuant to Section 6.1(e) of the Limited Liability Company Agreement any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement (but excluding, for the avoidance of doubt, any Investment Fees (as defined in the Limited Liability Company Agreement) paid to the Members pursuant to the Transaction Fee Agreement) (including any Deal Fees (as defined in the Limited Liability Company Agreement) paid to the Members, and (c) all prior Tax Distributions to such Member that are treated as advances against amounts distributable pursuant to Section 6.1(c) of the Limited Liability Company Agreement.  If any Membership Interest in the Company is Transferred in accordance with the terms of the Limited Liability Company Agreement, the transferee shall succeed to the Unrecovered Capital of the transferor or, in the case of a Transfer of less than the transferor's entire Membership Interest, an allocable portion thereof.

"Vessel Expenses" means, in relation to each Vessel, all expenses incurred in connection with the crewing and operation of such Vessel, including (i) brokers' commissions payable to third parties, (ii) voyage expenses, (iii) insurance expenses and, (iv) other relevant expenses incurred by Euromar, the relevant Owner, the Manager, Eurobulk and/or Eurochart in relation to such Vessel in the course of providing the Management Services.

"Vessels" means the vessel or vessels purchased by any of Euromar or the Owners, pursuant to the terms of the Limited Liability Company Agreement, as listed in Schedule 1 to this Agreement, each a "Vessel" (and as may be amended from time to time pursuant to Clause 20).

"Vessel Management Fee" has the meaning given to such term in Clause 8.1.

"Vessel Revenue" means, in relation to each Vessel, the gross revenue earned from the operation of such Vessel, including charter hire, commissions, interest, currency gains and other income of any kind.

"Voting Securities" means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or managers or other governing body of such Person.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(i)	references to Clauses and Schedules are to be construed as references to clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

(ii)
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

(iii)
references to a "regulation" include any present or future regulation, rule directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(iv)	words importing the plural shall include the singular and vice versa;

(v)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(vi)	capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to them in the Limited Liability Company Agreement.

1.3	Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.	APPOINTMENT OF MANAGER

With effect from the date of this Agreement and continuing unless and until terminated as provided in this Agreement, Euromar and the Owners hereby appoint the Manager to provide the Manager Services, Eurobulk to provide the Eurobulk Services and Eurochart to provide the Eurochart Services on and subject to the terms and conditions set out in this Agreement. Each of the Manager, Eurobulk and Eurochart hereby agree to provide the respective Management Services all in accordance with the terms of this Agreement. Each of the Manager, Eurobulk and Eurochart shall advise any Persons with whom it deals on behalf of Euromar and/or any Owner that it is conducting such business for and on behalf of Euromar and/or such Owner (as the case may be).

3.	BASIS OF AGREEMENT

Subject to the terms and conditions of this Agreement, during the period of this Agreement, each of the Manager, Eurobulk and Eurochart shall carry out the respective Management Services as agents for and on behalf of Euromar and the Owners.  Each of the Manager, Eurobulk and Eurochart shall have the power to take such actions on its behalf or on behalf of Euromar and/or the Owners as it may from time to time in its absolute discretion consider to be necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision by Euromar, its Board of Managers and its executive officers (if any).  Each of the Manager, Eurobulk and Eurochart shall use their best efforts to provide the respective Management Services, and otherwise perform their respective obligations under this Agreement, in a commercially reasonable manner and in accordance with customary ship management practise and general principles of good corporate governance with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, except that each of the Manager, Eurobulk and Eurochart, in the performance of their respective obligations and responsibilities, may have regard to their respective overall responsibilities to all vessels as may be from time to time entrusted to their management, but without prejudice to the foregoing, each of the Manager, Eurobulk and Eurochart shall allocate supplies, manpower and services in such manner as in the prevailing circumstances it considers, acting reasonably, to be fair and reasonable.

3.1	Restricted Activities

The Manager, Eurochart and Eurobulk, on behalf of Euromar and each of the Owners, shall not engage in any activity, directly or indirectly, which (i) would cause Euromar or any of the Owners to recognize income that is effectively connected with a United States trade or business within the meaning of § 871(b) or § 882(a)(1) of the Code (taking into account § 887(b)(4) of the Code); (ii) would knowingly cause Euromar or any Owner to be resident for tax purposes in any country other than the Marshall Islands or otherwise knowingly engage in activities that would cause any Member or any Person owning an interest in Euromar through any Member to be subject to tax in or required to file a tax return with any jurisdiction (other than the United States, in the case of a person otherwise subject to tax in the United States); or (iii) is inconsistent with treating or maintaining Euromar as a partnership for United States federal tax purposes pursuant to and as required by Section 9.10 of the Limited Liability Company Agreement.

3.2	Crew Management

Eurobulk shall provide, and the Manager shall cause to be provided by Eurobulk or, in the event of the failure of Eurobulk to provide, shall itself provide (or, subject to Clause 10, cause to be provided by a sub-contractor), all usual and customary crew management services for each Vessel and shall manage all aspects of the employment of the Crew in accordance with STCW 95 requirements, including, but not limited to, the following:

(i)	providing suitably qualified Crew for each of the Vessels which, in the opinion of the Eurobulk, is required in accordance with STCW 95 requirements;

(ii)	selecting, hiring and engaging each Vessel's Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(iii)
ensuring that the applicable requirements of the law of the flag of the relevant Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's tax, social insurance, discipline and other requirements;

(iv)
ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements.  In the absence of applicable flag state requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the relevant Vessel;

(v)	ensuring that all Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(vi)	arranging transportation (including repatriation), board and lodging for the Crew as and when required at rates and types of accommodation as customary in the industry of the Crew;

(vii)	training of the Crew and supervising their discipline and efficiency:

(viii)	conducting union negotiations;

(ix)	developing and operating an appropriate drug and alcohol policy;

(x)
ensuring that any concerns of any charterer of a Vessel with respect to the Master or any of the officers or other Crew are appropriately investigated in a timely manner, communicating the results of such investigations to such charterer and to Euromar and, if such concerns are well-founded, ensuring that any appropriate remedial actions are taken without delay;

(xi)
keeping and maintaining full and complete records of any labour agreements which may be entered into with the Crew and reporting to Euromar and/or the relevant Owner (as the case may be) reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labour agreements or other regulations relating to the Crew;

(xii)	negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment;

(xiii)
handling all details and negotiating the settlement of any and all claims of the Crew including, but not limited to, those arising out of accidents, sickness or death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines; and

(xiv)
keeping and maintaining all Books and Records relating to the Crew as required by any Applicable Law and any labour or collective agreements of Euromar and/ or the Owners, and rendering to Euromar any and all reports when, as and in such form as requested by Euromar.

3.3	Technical Management

Eurobulk shall provide, and the Manager shall cause to be provided by Eurobulk or, in the event of the failure of Eurobulk to provide, shall itself provide (or, subject to Clause 10, cause to be provided by a sub-contractor), all usual and customary technical management services for the operation of each Vessel including, but not limited to, the following:

(i)	supervising the day-to-day operation, maintenance, safety and general efficiency of each of the Vessels to ensure the seaworthiness and maintenance condition of the Vessels;

(ii)
arrangement, paying for and supervision of dry dockings, repairs, alterations and the upkeep of the Vessels to the standards required by Euromar provided that the Eurobulk shall be entitled to incur the necessary expenditure to ensure that each Vessel will comply with the law of the flag of such Vessel and of the places where she trades, and all requirements and recommendations of the Vessel's classification society;

(iii)	arranging for, supervising and paying for general and routine repairs, surveys, alterations and maintenance of the Vessels;

(iv)	purchasing the necessary bunkers, stores, spares, lubricating oil, supplies and equipment for the safe and efficient use of the Vessels;

(v)
appointing such surveyors, supervisors, technical consultants and other support for the Vessels, and on behalf of Euromar and/or the Owners, as Eurobulk may reasonably consider from time to time to be necessary or is required by the safety of a Vessel or its crew;

(vi)	providing technical and support for the Vessels and attending to all other technical matters necessary for the operation of the Vessels;

(vii)	handling of each Vessel while in port or transiting canals either directly or by use of ship's agents;

(viii)	informing Euromar promptly of any major release or discharge of oil or other hazardous material not in compliance with any applicable environmental law;

(ix)
providing Euromar with a copy of any Vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuers, surveyors, classification societies and insurers;

(x)
providing, in such form and on such terms as may be requested by Euromar, the prompt reporting to Euromar of each Vessel's movement, position at sea, arrival and departure dates, major casualties and damage received or caused by each Vessel;

(xi)	supply, logistics and supervision of the outfitting, provisioning, storing, bunkering and supply of spare parts of each Vessel;

(xii)
(where applicable) liaising with any warranty providers (including in relation to any ship builder or manufacturer warranties in relation to any newbuilding on-sale/resale purchase Vessels) and ensuring that any defects to a Vessel and/or her equipment are adequately repaired or replaced in accordance with such warranties;

(xiii)	procure that each Vessel is registered under the laws of a flag state approved by the Board of Managers; and

(xiv)
development of on-board procedures for the safe operation of each Vessel, including a planned machinery and equipment maintenance system, manuals for the operation of machinery and ship's equipment, the production of a ship-specific SMS required under the ISM Code, the development of a ship security system under the ISPS Code and preparation of company standing orders for the safe and efficient operation of each Vessel.

3.4	Commercial Management

Eurobulk shall provide, and the Manager shall cause to be provided by Eurobulk or, in the event of the failure of Eurobulk to provide, shall itself provide (or, subject to Clause 10, cause to be provided by a sub-contractor), the usual and customary commercial management services with respect to each Vessel, as required by Euromar, including, but, not limited to, the following functions:

(i)
providing chartering services in accordance with Euromar's instructions which include, but are not limited to, seeking and negotiating employment for the Vessels and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessels.  In accordance with Section 5.3(b) of the Limited Liability Company Agreement, the Manager (on behalf of Eurobulk) shall be required to seek the prior consent of a Qualified Majority of Managers in relation to (a) any charter of any Vessel capable of exceeding thirteen (13) Months, (b) any demise or bareboat charter of a Vessel and/or (c) any charter of a Vessel for a duration which would extend beyond the duration of this Agreement (as the same may be extended in accordance with Clause 17);

(ii)
arranging of the proper payment to Euromar or its nominee (or, where subject to an assignment by Euromar and/or the relevant Owner in relation to the financing of the relevant Vessel, to such party so entitled pursuant to any notice of assignment related thereto) of all hire and/or freight revenues or other moneys of whatsoever nature to which Euromar or the relevant Owner (as the case may be) may be entitled arising out of the employment of or otherwise in connection with the Vessels;

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of each Vessel;

(iv)	appointing agents;

(v)	appointing stevedores;

(vi)	arranging surveys associated with the commercial operation of each Vessel;

(vii)	arranging for port services;

(viii)
issuing voyage instructions and supervising the monitoring by the Manager or Eurobulk (as the case may be) of voyage performance and using its best endeavours to achieve the most economical, efficient and quick despatch of each Vessel between ports and at ports and terminals;

(ix)	appointing cargo surveyors;

(x)	handling cargo and demurrage claims;

(xi)	procuring and arranging for port entrance and clearance, pilots, ship's agents, consular approvals, and other services necessary or desirable for the management and safe operation of each Vessel;

(xii)	preparing, issuing or causing to be issued to shippers the customary freight contract, cargo receipts and bills of lading;

(xiii)	performing all usual and customary duties concerned with the loading and discharging of cargoes at all ports and Lay-up of any Vessel if applicable;

(xiv)	arranging for the prompt dispatch of each Vessel from loading and discharging ports in accordance with any relevant charterer instructions and for transit through canals;

(xv)
arranging for employment of counsel and the investigation, follow-up and negotiating of the settlement of all claims (including making any insurance claims and procuring the defence of any third party insurance claims) arising in connection with the operation of each Vessel;

(xvi)	preparing off-hire statements and/or hire statements including obtaining port documents and expense supports necessary for such calculation;

(xvii)	representing Euromar and each Owner (as the case may be) generally in relation to dealings and relations with third parties;

(xviii)
settling all ordinary charges incurred in connection with the management of each Vessel, including, but not limited to, all canal tolls, port charges, any amounts due to any Governmental Entity with respect to the Crew and all duties and taxes in respect of cargo or freight (whether levied against a Vessel, Euromar or any Owner) unless otherwise paid by any relevant charterer;

(xix)
in general, to perform all acts and things necessary for the employment of the Vessels and performance of charterparties and contracts of affreightment provided that such acts are performed on a third party arm's length commercial basis and in accordance with all Applicable Laws.

3.5	Insurance Arrangements

Eurobulk shall arrange, and the Manager shall cause Eurobulk to arrange or, in the event of the failure of Eurobulk to arrange, the Manager shall arrange (or, subject to Clause 10, cause to be arranged by a sub-contractor), each of the insurances for each Vessel in accordance with Clause 6, on such terms and conditions as Euromar (acting by a Qualified Majority of Managers) shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and the requirements of any financing bank or banks.

3.6	Accounting and Tax Services

The Manager shall, on behalf of Euromar and each of the Owners, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with all Applicable Laws.  The Books and Records shall contain particulars of all receipts and disbursements relating to Euromar's and each of the Owners' assets and liabilities and shall be kept pursuant to normal commercial practices that will enable financial statements to be prepared for Euromar and each of the Owners in accordance with GAAP.  The Books and Records shall be the property of Euromar but shall be kept at the Manager's primary office or such other place as may be agreed.  Upon expiration or termination of this Agreement, all of the Books and Records shall be provided promptly to Euromar or to such party as directed by Euromar.

At all reasonable times and on reasonable notice, any Person authorised by Euromar or its Members may inspect, examine, copy and audit the Books and Records kept by the Manager pursuant to this Agreement.

The Manager shall prepare and provide, in accordance with GAAP as applicable, to Euromar, each of the following

(i)
as soon as possible and in any event no later than seventy-five (75) days following each Fiscal Year the annual unaudited individual and audited consolidated financial statements of Euromar and the Owners, together with management discussion and analysis;

(ii)
as soon as possible, but in no event later than forty-five (45) days following the end of each Fiscal Quarter, quarterly  unaudited individual and consolidated financial statements, without accompanying notes, in a format approved by Euromar;

(iii)	as soon as possible, but in no event later than sixty (60) days following the end of each Fiscal Quarter, notes to accompany the quarterly financial statements delivered pursuant to Section 3.6(ii);

(iv)
a monthly report (x) comparing on a quarterly and full year basis the updated forecast of the Vessel's results for the current calendar year on the basis of updated information on the Vessel's charter contracts, updated drydocking cost estimates or other significant information (but not necessarily including partial revenue and expenses updates of the current calendar quarter) and (y) a similar consolidated report for all vessels of Euromar, each, no later than ten (10) days after the last day of each month;

(v)	the budgets and accounts specified in Clause 9;

(vi)	annual tax returns for Euromar and each Owner as required by any Applicable Law;

(vii)
within seventy-five (75) days after the end of each taxable year an IRS Form 1065, including Schedule K-1s, and any other information, including information necessary to prepare Schedule S and Schedule V as applicable of an IRS Form 1120-F, necessary for preparation of the United States federal, state and local income tax returns of any Person holding an interest, directly or indirectly, in Euromar, provided, however, with respect to the interest in Euromar title to which is owned by All Seas Investors I Ltd., a Cayman Islands exempted company, such interest shall be treated as owned by All Seas Investors L.P., a partnership formed under the laws of the Cayman Islands, for all United States tax purposes including for purposes of preparing an IRS Form 1065 and Schedule K-1 and any other information referred to in this Clause 3.6(vii);

(viii)	such other account, tax, investor or financial reports and statutory reports as may be reasonably required by Euromar and/or any financiers; and

(ix)	such other information as to the financial performance of Euromar, each of the Owners and the Vessels as from time to time may be reasonably requested by Euromar.

The Manager hereby agrees to maintain proper records and evidence in relation to all costs and expenditure incurred in relation to each Vessel, Euromar and each Owner, as well as data necessary or proper for the settlement of accounts between the Parties.

3.7	Administration Services

The Manager shall provide all corporate management and administration functions in relation to Euromar and each of the Owners, always subject to and in accordance with the terms of the Limited Liability Company Agreement including, but not limited to:

(i)	maintaining Euromar's and each Owner's corporate existence and good standing in all necessary jurisdictions and assisting all other corporate and regulatory compliance matters;

(ii)	appointing suitably qualified individuals (with the prior consent of Euromar) to act as the officers and authorised signatories in accordance with the terms of the Limited Liability Company Agreement;

(iii)	undertaking the financial management and treasury functions of Euromar and each of the Owners;

(iv)	administering and settling legal and other actions and administration in accordance with Clause 13;

(v)
administering bank accounts of Euromar and/or the Owners (including the Retention Account and the Management Account), subject to the terms of this Agreement and the Limited Liability Company Agreement;

(vi)	assisting with arranging Managers' meetings and preparing Managers and committee meeting materials, involving, as applicable, agendas, discussion papers, analyses and reports;

(vii)
obtaining, on behalf of Euromar and each of the Owners, general insurance, director and officer liability insurance and other insurance, not related to any Vessels, which would normally be obtained for a company in a similar business to that of Euromar and the Owners (as the case may be);

(viii)	providing all administration services in connection with any financing arrangements or facilities entered into by any of Euromar or the Owners;

(ix)
at the request of Euromar, handling all administrative and clerical matters in respect of (a) the call and arrangements of annual and special meetings of shareholders, (b) the preparation of all materials (including notices of meetings and proxy or similar materials and registration statements) in respect thereof and (c) the submission of all materials to Euromar in sufficient time prior to the dates upon which they must be marked, filed, served or otherwise relied upon so that Euromar has full opportunity to review, approve, execute and return them to the Manager for filing, mailing, serving or other disposition as Euromar may require or direct;

(x)
determining on a substantially contemporaneous basis whether any Person chartering a vessel owned by Euromar or any Owner will trade to or from a port in a state or territory of the United States and promptly report to Euromar the details of such contact with such state or territory;

(xi)	ensuring Euromar and each Owner owns or possesses all intellectual property licences, patents, copyrights and trademarks which are necessary and used in the operation of its business;

(xii)
take all steps as may be reasonably required to treat and maintain each Owner as a disregarded entity for United States federal income tax purposes, including, if necessary, affirmatively filing an IRS Form 8832 for or on behalf of such Owner no later than seventy-five (75) days after the date of such Owner's formation; and

(xiii)	performing all other such functions as are necessary or desirable to enable Euromar and each of the Owners to operate as independent companies in accordance with their respective business purposes.

3.8	Strategic Services

The Manager shall provide (or, subject to Clause 10, shall procure are provided by a sub-contractor) the following, corporate planning, business development and advisory strategic services:

(i)	providing general strategic planning services and implementing corporate strategy, including developing acquisition and divestiture strategies;

(ii)
identifying, negotiating and securing opportunities for Euromar and/or any of the Owners to acquire secondhand vessels or newbuilding on-purchases that satisfy the Acquisition Guidelines in accordance with the requirements of the Limited Liability Company Agreement, and negotiating and carrying out the purchase on behalf of Euromar and/or any of the Owners;

(iii)
maintaining and managing relationships between Euromar and/or the Owners and potential charterers, shipbuilders, insurers, lenders and potential financiers of Euromar and/or the Owners and other shipping industry participants;

(iv)	arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction or purchase of prospective vessels;

(v)	identifying, negotiating and implementing potential divestitures or dispositions of any of the Vessels;

(vi)	identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;

(vii)	undertaking the day-to-day management of Euromar and the Owners; and

(viii)	providing such other strategic, corporate planning, business development and advisory services as Euromar and/or the Owners may reasonably request from time to time.

If, pursuant to the above provisions, the Manager identifies a potential opportunity for Euromar and/or the Owners ("Strategic Opportunity") (i) the Manager shall, subject to the terms of the Agreement Regarding Vessel Opportunities present the Strategic Opportunity with any appropriate accompanying information or reports for further consideration and presentation to the Board of Managers, and (ii) the Board of Managers and/or the Members, as determined by reference to the Limited Liability Company Agreement, shall approve or reject the Strategic Opportunity.

3.9	Pre-Delivery Services

Following a determination by Euromar in relation to the acquisition of any Vessel (whether a newbuilding on-sale/resale purchase, a secondhand purchase or otherwise), Eurochart shall, and the Manager shall cause that Eurochart shall or, in the event of the failure of Eurochart to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), oversee and supervise, in all material respects, and provide the necessary administrative, technical and management services in relation to, the continued construction of such newbuilding on-sale/resale purchase or the acquisition of any secondhand Vessel to be purchased and made subject to this Agreement, as the case may be, prior to its delivery, including, but not limited to the following:

(i)	negotiating the on-sale/resale purchase contract or memorandum of agreement (as the case may be) and related documentation;

(ii)
reviewing and advising the Board of Managers of Euromar in relation to the specifications of any newbuilding on-sale/resale purchase (including any plans, drawings and technical reports) and suggesting modifications (if applicable);

(iii)	arranging for and supervising any alterations or changes to any on-sale/resale newbuilding Vessel;

(iv)
liaising with the ship builder, original purchaser or otherwise in relation to any on-sale/resale newbuilding Vessel, supervising the continued construction of such Vessel to ensure that such Vessel is constructed, designed and delivered in accordance with the terms of the original shipbuilding contact/on-sale/resale agreement;

(v)	liaising with classification societies, suppliers and other service providers;

(vi)	procuring, supervising and managing suitably qualified Crew to test the Vessel in the water prior to delivery and attending all sea trials and other pre-delivery tests; and

(vii)
arranging of the registration of any Vessel under the relevant flag upon delivery under the relevant on-sale/resale contract or memorandum of agreement (as the case may be) and with the relevant classification society and other authorities as may be required for trading, navigation or otherwise and any other required marine certificates.

3.10	Sale of existing Vessels

Following a determination by Euromar in relation to the disposal of an existing Vessel Eurochart shall, and the Manager shall cause that Eurochart shall or, in the event of the failure of Eurochart to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), act on behalf of Euromar or the relevant Owner (as the case may be) to oversee and supervise, in all material respects, and provide the necessary administrative, technical and management services in relation to, the disposal of such existing Vessel including, but not limited to the following:

(i)	marketing such existing Vessel for sale in accordance with the instructions of the Board of Managers of Euromar;

(ii)	negotiating the memorandum of agreement for the sale of such existing Vessel and related sale documentation;

(iii)
attending any inspections by prospective purchasers and ensuring that all relevant class records and other technical documentation and certificates are available for inspection (if applicable) by such prospective purchasers;

(iv)	preparing the Vessel for delivery to the relevant purchasers;

(v)	liaising with purchasers and/or their representatives, classification societies, suppliers and other service providers to manage and facilitate the sale of such Vessel;

(vi)	attending the closing meeting as representative Euromar or the relevant Owner;

(vii)	arranging of the deletion of the registration of such existing Vessel under the its flag upon delivery under the memorandum of agreement and the completion of any further post-delivery formalities.

4.	MANAGER'S OBLIGATIONS

4.1
The Manager and Eurobulk shall procure that the requirements of the law of the flag state of each Vessel are satisfied and Eurobulk shall be deemed to be the "Company" as defined by the ISM Code, assuming the responsibility for the operation of each Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

4.2
Eurobulk shall, and the Manager shall cause that Eurobulk shall or, in the event of the failure of Eurobulk to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), for each Vessel:

(i)
develop on-board procedures for the safe operation of such Vessel in accordance with the requirement of such Vessel's flag state, including a planned machinery and equipment maintenance system, manuals for the operation of machinery and equipment, the production of a ship-specific SMS required under the ISM Code, the development of a ship security system under the ISPS Code and preparation of company standing orders for the safe and efficient operation of such Vessel ; and

(ii)
operate and maintain such Vessel, in all material respects, in compliance with, all Applicable Laws (including all classification rules and environmental laws) of such Vessel's flag state including the ISM Code and the ISPS Code and all other maritime conventions applicable to such Vessel and all Applicable Laws of the countries to which such Vessel trades.

4.3
The Manager undertakes to procure that all covenants and undertakings granted by Euromar and/or any of the Owners and/or Eurobulk (in its capacity as technical and commercial manager of the Vessels) to any financing bank or financial institution under or in connection with the financing of any Vessel are duly complied with in accordance with their terms, including but not limited to, covenants and undertakings related to:

(i)	the registration, operation, management, chartering and maintenance of a Vessel;

(ii)	the corporate governance and administration of Euromar and/or each Owner;

(iii)	obtaining and maintaining insurances in relation to a Vessel;

(iv)	negative undertaking or covenants and/or restrictions,

and the Manager hereby agree that it shall be the responsibility of the Manager to ensure compliance by Euromar and/or the Owners and/or Eurobulk each of (i), (ii), (iii) and (iv) above and generally in relation to any other terms and conditions of any financing arrangements or facilities entered into by any of Euromar, the Owners or Eurobulk relating to the provision of the relevant Management Services.

4.4	The Manager hereby undertakes to ensure that any of the following events are promptly reported to Euromar:

(i)	any damage to a Vessel requiring repairs the cost of which will or might exceed US$250,000 or the equivalent in any other currency;

(ii)	any occurrence in consequence of which a Vessel has or is likely to become a total loss;

(iii)	any requirement or recommendation made by any insurer or a classification society of a Vessel which is not, or cannot be, complied with in accordance with its terms;

(iv)	any arrest, requisition or detention of a Vessel or any exercise or purported exercise of a lien or other claim on a Vessel not released within three (3) Business Days;

(v)
any termination or threatened or purported termination of a charterparty with respect to a Vessel or any event which will or may result in a Vessel being put off-hire by a charterer for a period in excess of five (5) Business Days;

(vi)
the occurrence of any default of any contract (including any Vessel financing) reasonably expected to have a material effect on Euromar's and/or any Owner's financial position, prospects or reputation in the shipping market to which Euromar or any Owner is a party; or

(vii)	any event or circumstance which is required to be notified to lenders or their agent under the financing documents for any Vessel.

4.5
Each of the Manager, Eurobulk and Eurochart agrees that their respective obligations under Clauses 3, 4 and 5 are their unconditional and primary obligations and shall not be discharged or otherwise impaired by any amendment or variation to this Agreement or any other matter or circumstance which, but for this paragraph, might have operated to discharge or reduce their respective obligations and liabilities thereunder.

5.	RESTRICTED TRANSACTIONS

Save in respect of the services under the contracts listed in Schedule 3 (which contents have been disclosed to and approved by Euromar), each of the Manager, Eurobulk and Eurochart hereby undertake and agree to disclose and account to Euromar in respect of any benefit (whether direct or indirect, financial or otherwise) in relation to any transaction entered into, arranged or facilitated by the Manager, Eurobulk and/or Eurochart (as the case may be) on behalf of Euromar or any Owner or otherwise in relation to the provision of the respective Management Services or otherwise under or in connection with this Agreement.  Neither the Manager, Eurobulk or Eurochart or any of their respective Affiliates or Subsidiaries thereof shall, without the prior written consent of Euromar (acting by an Independent Majority of Managers), arrange, facilitate or enter into any transaction on behalf of Euromar and/or any Owner (or otherwise in relation to the provision of the Management Services) with any company or entity in which any of the Manager, Eurobulk, Eurochart or any of their respective Subsidiaries or Affiliates and/or any of their respective directors, managers or employees or any of the shareholders of Eurobulk and/or Eurochart have a direct or indirect legal or beneficial interest (excluding any ownership interests in any company or entity for passive investment or trading purposes and acquired without control, or without a view to acquiring control, thereof).

6.	INSURANCE POLICIES

6.1
Eurobulk shall, and the Manager shall cause that Eurobulk shall or, in the event of the failure of Eurobulk to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), arrange for insurance for each Vessel for and on behalf of the relevant Owner against physical damage, total loss, third party liability and other risks normally insured against in accordance with first class standard industry practice, including the following (collectively with any additional insurances required under any finance arrangements or facility, the "Insurances"):

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and crew insurances); and

(iii)	war risks (including protection and indemnity and Crew risks);

each in accordance with the customary practice of prudent owners of vessels of a similar type to each Vessel, with insurance companies, underwriters or associations in amounts and on terms that are in accordance with first class standard industry practice, and in any event, are no less than the market value of the relevant Vessel (and in the case of protection and indemnity coverage, entered for the relevant Vessel's full gross tonnage).

6.2
Eurobulk shall, and the Manager shall cause that Eurobulk shall or, in the event of the failure of Eurobulk to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), for the account of each respective Owner, pay all premiums and calls in relation to the Insurances on or before their due date and shall ensure that the Insurances name the Manager and Eurobulk and, subject to underwriters' agreement, any third party designated by the Manager, as a joint assured, with full cover, with Euromar and the relevant Owner obtaining cover in respect of the Insurances on terms whereby Eurobulk and the Manager and any such third party are liable in respect of premiums or calls arising in connection with the Insurances.

6.3
Upon the request of Euromar, the Manager shall provide written evidence, to the reasonable satisfaction of Euromar, of compliance by Eurobulk and the Manager with their respective obligations under this Clause 6 within ten (10) Business Days of the acquisition of each Vessel, and of each renewal date and, if specifically requested, on each payment date of the Insurances.

6.4
Eurobulk shall, and the Manager shall cause that Eurobulk shall or, in the event of the failure of Eurobulk to do so, shall itself (or, subject to Clause 10, cause a sub-contractor to), arrange for and on behalf of the Euromar and/or the Owner any such additional insurance required under any finance arrangements or facility, to be entered into by Euromar and/or any Owner, including, as applicable, arranging for any of the lenders or financiers thereto being named as "loss payee" and/or "additional insured" in accordance with the terms of any such finance arrangements or facility.

7.	INCOME COLLECTED AND EXPENSES PAID ON BEHALF OF OWNERS

7.1
All Vessel Revenue and other monies to be paid in relation to the Vessels, or otherwise in relation to Euromar and/or the Owners, shall be paid to various accounts ("Revenue Accounts") in the name of Euromar or the relevant Owner (at Euromar's sole discretion) with such bank as may be nominated by Euromar, such account to be established and operated in accordance with Section 9.6 of the Limited Liability Company Agreement.

7.2
All amounts required to be paid into a charged account with any financing bank as security for the financing of any Vessel or Vessels shall be transferred from the Revenue Account to such earnings or retention account in accordance with the terms of the loan documentation in  relation to such financing.

7.3
Following the transfer to such earnings or retention accounts, if required by Euromar, the balance standing to the credit of each of the Revenue Accounts on the first (1st) Business Day of each Month, shall be remitted to an account ("Overhead Account") in the name of Euromar with such bank as may be nominated by Euromar, such account to be established and operated in accordance with Section 9.6 of the Limited Liability Company Agreement.

7.4
An amount equal to 110% of the aggregate of the Monthly Vessel Budget for each Vessel shall be remitted from the relevant Overhead Account on the first (1st) Business Day of each month to a separate account in the name of Eurobulk ("Management Account") with such bank as may be nominated by Eurobulk.

7.5
Each of the Manager, Eurobulk and Eurochart shall provide the respective Management Services in consideration of the payment of the Vessel Management Fee, the Fixed Daily Fee and other fees payable under Clause 8. All fees payable by Euromar to the Manager under Clause 8 (including the Vessel Management Fee and the Fixed Daily Fee) shall be paid by Euromar to the Manager from the Overhead Account. All costs and disbursements incurred by the Manager, Eurobulk and/or Eurochart under the terms of this Agreement on behalf of Euromar and/or the Owners in the performance of the respective Management Services may be debited by the Manager (on behalf of itself, Eurobulk and/or Eurochart, as the case may be) from the Management Account in accordance with Clause 9 but shall in any event remain payable by Euromar to the Manager, Eurobulk or Eurochart (as the case may be) on demand.

8.	MANAGEMENT FEES

8.1
Euromar shall pay to the Manager a monthly management fee ("Vessel Management Fee") in respect of each Vessel under management pursuant to this Agreement of US$3,333.33, subject always to a maximum aggregate amount of US$20,000 per month or US$240,000 in any twelve Month period in respect of all of the Vessels under management pursuant to this Agreement regardless of the number of Vessels so managed. The Vessel Management Fee shall be paid in arrears on the first (1st) Business Day of each Month, from the date of delivery of such Vessel to Euromar or the relevant Owner (as the case may be) under the relevant purchase agreement relating to such Vessel until the earlier of (i) the loss or sale of such Vessel or (ii) the expiry or termination of this Agreement.  The Vessel Management Fee shall be paid pro rata in the event of any period of less than a full Month.

8.2
In addition to the Vessel Management Fee payable under Clause 8.1, Euromar shall pay to the Manager (for and on behalf of itself and Eurobulk) a fixed daily fee ("Fixed Daily Fee") of €665 in respect of each Vessel, or, in the case of any Vessel in Lay-up, a fixed daily fee of €332.50 per Vessel in Lay-up and shall be payable monthly in arrears on the first (1st) Business Day of each Month from the date of delivery of such Vessel to Euromar or the relevant Owner (as the case may be) under the relevant purchase agreement relating to such Vessel until the earlier of (i) the loss or sale of such Vessel or (ii) the expiry or termination of this Agreement, subject always to the following discount arrangements:

(i)	where the total number of Eurobulk Managed Vessels is greater than twenty (20), a discount of 5% on the relevant Fixed Daily Fee; and

(ii)	where the total number of Eurobulk Managed Vessels is greater than thirty (30), a discount of 10% on the relevant Fixed Daily Fee.

It is hereby agreed that the amount of the Fixed Daily Fee shall be adjusted effective the first day of every calendar year by the percentage change, if any, in inflation with respect to the immediately preceding calendar year calculated by reference to the annual average rate of change in the Harmonised Indices of consumer prices in Greece (HICP) as reported by Eurostat.

8.3
The Manager shall be entitled to receive (for and on behalf of itself and Eurochart) a maximum aggregate commission (including address commission or any other benefit or value of any kind) equal to the lesser of (a) the commission that Eurochart is entitled to receive in respect of its services under the Eurochart Agreement and (b) one point two five percent (1.25%) of the total charter hire or freight payable under any relevant charter.

8.4
The Manager shall receive (for and on behalf of itself and Eurochart) industry standard commission in relation to any individual Vessel purchased by Euromar or the relevant Owner, and/or any individual Vessel disposed of by Euromar or the relevant Owner, but provided always that such commission shall not exceed 1% of the purchase or sale price of such Vessel.

8.5
Unless otherwise agreed in writing by Euromar, all discounts, commissions or equivalent financial inducements, obtained by any of the Manager, Eurobulk, Eurochart or any respective Subsidiaries or Affiliates with respect to a Vessel shall be credited to the sole account of Euromar.  Any discounts, commissions or other equivalent financial inducements obtained by any of the Manager, Eurobulk, Eurochart or their respective Subsidiaries or Affiliates as a result or consequence of joint purchases and/or bulk discounts by any of the Manager, Eurobulk, Eurochart or their respective Subsidiaries or Affiliates shall be allocated pro rata between the respective parties (whether or not such discount, commission or financial inducement is obtained at the time any purchase is effected on behalf of Euromar and/or any Owner or at any later time).

9.	BUDGETS AND MANAGEMENT OF FUNDS

9.1
On or before the date of the purchase of a prospective Vessel, the Manager shall provide to Euromar a budget for such vessel for the period from the date of purchase to the end of the then Fiscal Year in form satisfactory to Euromar. Thereafter, the Manager shall present to Euromar no later than five (5) Business Days prior to its November board meeting in the preceding Fiscal Year

(a)	an annual budget for each Vessel ("Preliminary Vessel Budget") for the forthcoming Fiscal Year in such form as Euromar may require but including, but not limited to:

(i)	a statement of estimated Vessel Revenue and Vessel Expenses relating to such Vessel; and

(ii)
a proposed estimated budget for capital expenditures, repairs and alterations, involving proposed expenditures in respect of dry-docking, together with an analysis as to when and why such expenditures, repairs and alterations may be required; and

(b)	a consolidated budget in respect of each of the Preliminary Vessel Budgets ("Preliminary Consolidation Budget"); and

(c)
a budget in respect of the general administrative, accounting and managements costs in relation to the provision of the Manager Services (including all Euromar and Vessel Owner relates costs, expenses and disbursements not covered by the Preliminary Vessel Budgets) ("Preliminary Management Budget").

9.2
The Manager shall use its commercially reasonably efforts to present to Euromar no later than the date being five (5) Business Days before its February board meeting updated and revised versions of each of the Preliminary Vessel Budgets, the Preliminary Consolidation Budget and the Preliminary Management Budget, which as each is updated, revised, and adopted by the Board of Managers of Euromar in accordance with the Limited Liability Company Agreement shall be referred to, respectively, hereinafter as a "Final Vessel Budget", a "Final Consolidation Budget" and a "Final Management Budget".

9.3
It is acknowledged and agreed that each of the Final Vessel Budget, the Final Consolidated Budget and the Final Management Budget is only an estimate of the likely performance and operational costs of the relevant Vessel and of Euromar and the Owners and that any projections contained therein are subject to and may be affected by changes in financial, economic and other conditions or circumstances beyond the control of the Parties.

9.4
Following the agreement of the Final Vessel Budget, the Manager shall prepare and present to Euromar its estimate of the monthly working capital requirement of each Vessel ("Monthly Vessel Budget") and of the corporate and administrative costs of Euromar and the Owners ("Monthly Management Budget") and the Manager shall up-date these estimates on a quarterly basis (during the scheduled quarterly meetings), such updates and estimates shall be in accordance with the Final Vessel Budget or the Final Management Budget (as the case may be), it being understood that drydocking costs may deviate substantially from the Final Vessel Budget provided as a detailed drydock specification is only prepared approximately one (1) month prior to any repair).  Based thereon, monthly remittances shall be made from the Overhead Account to the Management Account in accordance with Clause 7.

9.5
No later than the date being five (5) Business Days prior to each scheduled quarterly meeting but in any event not later than the 45th day following the end of each Fiscal Quarter, or otherwise at such intervals as Euromar may request, the Manager shall procure and provide to Euromar a comparison and explanation of the difference between budgeted and actual income and expenditure in respect of each Vessel and the corporate and administrative costs of Euromar and the Owners (on an individual and consolidated basis) with respect to the immediately preceding Fiscal Quarter in such form as may be required by Euromar.

9.6
The Manager, Eurobulk and Eurochart shall in no circumstances be required to use or commit its own funds to finance expenses, costs and disbursements to be incurred in connection with the provision of the Management Services.

10.	RIGHT TO SUB-CONTRACT

Save in respect of the sub-contracts listed in Schedule 5 of this Agreement, neither the Manager, Eurobulk nor Eurochart shall be entitled to sub-contract any of their respective obligations under this Agreement without the prior written consent of Euromar (acting by a Qualified Majority of Managers and which consent shall not be unreasonably withheld) and provided always that (i) the Manager, Eurobulk and/or Eurochart (as the case may be) shall exercise all care, diligence and skill that a prudent ship manager would so exercise in selecting and engaging any such sub-contractor(s) and (ii) any incremental additional costs and fees of such sub-contractor shall, unless otherwise agreed, be for the account of Manager, Eurobulk and/or Eurochart (as the case may be).  In the event of such a sub-contract the Manager, Eurobulk and/or Eurochart (as the case may be) shall remain fully liable for the due performance of their respective obligations under this Agreement.

11.	RESPONSIBILITIES

11.1
No Party shall be under any liability for any failure to perform any of its obligations under this Agreement to the extent that performance thereof is delayed, hindered or prevented by the occurrence of a Force Majeure Event, provided always that the Party subject to such Force Majeure Event:

(i)	fails to perform such obligations directly as a result of such Force Majeure Event;

(ii)	promptly notifies the other Parties in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(iii)
could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event, it ought reasonably to have taken, but did not; and

(iv)
has used all reasonable endeavours to mitigate the effect of the Force Majeure Event, to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

11.2
Subject to the limitations set forth in Clause 11.3, each of the Manager, Eurochart and Eurobulk (each, an "Indemnifying Party") hereby undertakes to indemnify Euromar and each of the Owners and their respective officers, directors, agents or employees (each, an "Indemnified Party") and to hold each Indemnified Party harmless from and against any and all actions, proceedings, claims, demands, damages or liabilities whatsoever or howsoever arising (excluding consequential damages and/or loss of profits, but including all reasonable attorneys', consultants and experts' fees and disbursements and court costs) (collectively, "Losses") which may be brought against them or incurred or suffered by them arising out of or in connection with any Indemnifying Party's breach of this Agreement.

11.3	The Indemnifying Parties' obligations under Clause 11.2 shall be subject to the following limitations:

(i)
Eurobulk shall not have any liability whatsoever to the Indemnified Parties under Clause 11.2 for any Losses howsoever arising in the course of performance of the respective Management Services unless the same is proved to have resulted solely from the negligence of Eurobulk or its employees employed in relation to any Vessel (the "Eurobulk Parties").  If such Losses are proved to have resulted solely from the negligence of the Eurobulk Parties (a "Eurobulk Loss"), Eurobulk's liability for each incident or series of incidents per year giving rise to a claim or claims shall never exceed a total of ten (10) times the Fixed Daily Fee relating to such Vessel times three hundred and sixty five days (the "Eurobulk Cap"); provided, however, that if such Losses are proven to have resulted from the gross negligence or wilful misconduct of the Eurobulk Parties, the Eurobulk Cap shall not apply to such Losses;

(ii)
Eurochart shall not have any liability whatsoever to the Indemnified Parties under Clause 11.2 for any Losses howsoever arising in the course of performance of the respective Management Services unless the same is proved to have resulted solely from the negligence of Eurochart or its employees employed in relation to any Vessel (the "Eurochart Parties").  If such Losses are proved to have resulted solely from the negligence of the Eurochart Parties (a "Eurochart Loss"), Eurochart's liability for each incident or series of incidents per year giving rise to a claim or claims shall never exceed a total of ten  (10) times the commission(s) it has received with respect to the relevant Vessel for the previous twelve (12) months (multiplied by a fraction, the numerator of which is twelve (12) and the denominator of which is the number of months fewer than twelve (12) for which this Agreement has been in place) (the "Eurochart Cap"); provided, however, that if such Losses are proven to have resulted from the gross negligence or wilful misconduct of the Eurochart Parties, the Eurochart Cap shall not apply to such Losses; and

(iii)
The Manager shall be jointly liable for all of Eurobulk and Eurochart's indemnification obligations under Clause 11 (subject to the Eurobulk Cap and Eurochart Cap, as applicable).  For all Losses that are neither Eurobulk nor Eurochart Losses, the Manager's liability for each incident or series of incidents per year giving rise to a claim or claims shall never exceed a total of $2,400,000 (the "Manager Cap"); provided, however, that if such Losses are proven to have resulted from the gross negligence or wilful misconduct of the Manager, the Manager Cap shall not apply to such Losses.

11.4
Upon receipt by an Indemnified Party of notice of any actions, proceedings, claims or demands made or brought by any unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Clause 11 which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable notify the Indemnifying Party, in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder to the extent that it is prejudiced by reason of such delay or failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of notice from the Indemnified Party.  In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (i) otherwise agreed by the Indemnifying Party and the Indemnified Party or (ii) there is a conflict of interest or the named parties to any such suit, action or proceeding include both the Indemnifying Party and the Indemnified Party and, in the reasonable judgment of counsel to the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  In such event, the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.  Neither the Indemnifying Party nor the Indemnified Party shall settle any Third Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that no Indemnified Party consent shall be required in the event the Indemnified Party is not financially liable, no wrongdoing on behalf of the Indemnified Party is admitted, and the Indemnified Party receives a release from the claimant.

11.5
Notwithstanding anything that may appear to the contrary in this Agreement, neither the Manager, Eurobulk and/or Eurochart shall be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Manager, Eurobulk, Eurochart (as the case may be) or their respective Affiliates, Subsidiaries, employees, agents or sub-contractors employed by them to discharge their respective obligations in relation to the provision of the Management Services.

11.6
Except to the extent that any of the Manager, Eurobulk or Eurochart or their respective Affiliates, Subsidiaries, employees, or agents or sub-contractors employed by them would be liable under Clauses 11.2 and/or 11.3, Euromar hereby undertakes to keep each of the Manager, Eurobulk and Eurochart, and their respective Affiliates, Subsidiaries, officers, directors, employees, or agents or sub-contractors employed by them, indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager, Eurobulk and/or Eurochart may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.7
It is hereby expressly agreed that no employee or agent of the Manager, Eurobulk or Eurochart or their respective Affiliates or Subsidiaries (including any sub-contractor from time to time employed by the Manager, Eurobulk or Eurochart or their respective Affiliates or Subsidiaries) shall in any circumstances whatsoever be under any liability whatsoever to Euromar for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from such employee or agent's act, neglect or default on while acting in the course of or in connection with such employment or agency and, without prejudice to the generality of the foregoing provisions, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager, Eurobulk or Eurochart or their respective Affiliates or Subsidiaries or to which any of them are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager, Eurobulk or Eurochart or their respective Affiliates or Subsidiaries acting as aforesaid and for the purpose of all the foregoing provisions, each of the Manager, Eurobulk or Eurochart or their respective Affiliates or Subsidiaries are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	VESSEL RELATED DOCUMENTATION

Each of the Manager and Eurobulk shall make available, upon Euromar's reasonable request, so as not to interfere with the operations of any relevant Vessel, all technical documentation and records related to the Vessels, any charters, each Vessel's Safety Management System (SMS) and/or the Crew (including, but not limited to, national or international certificates, Vessel class certificates and documentation required to demonstrate compliance with the ISM Code, the ISPS Code and/or STCW 95 or to defend a claim against a third party) or otherwise as Euromar may from time to time reasonably request.

13.	GENERAL ADMINISTRATION

13.1	Subject to Clause 13.2, the Manager, with assistance from Eurobulk and/or Eurochart as required, shall:

(i)
handle and settle all third party claims under arising out of any of the Management Services, subject to any directions of the Board of Managers, under this Agreement and keep Euromar fully informed regarding any incident of which the Manager, Eurobulk and/or Eurochart become aware which gives or may give rise to claims or disputes involving third parties.

(ii)	as instructed by Euromar, bring or defend actions, suits or proceedings in connection with matters entrusted to the Manager, Eurobulk and/or Eurochart according to this Agreement.

(iii)
have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters, affecting the interests of Euromar or the Owners in respect of each Vessel.

(iv)	arrange for the provision of any necessary guarantee bond or other security on behalf off Euromar and/or the Owner (as the case may be).

13.2	If the value of any litigation claim or dispute exceeds US $250,000 the Manager shall obtain the approval of the Board of Managers of Euromar before proceeding to take any actions.

13.3	Any costs properly incurred by the Manager in carrying out its obligations according to this Clause 13 shall be reimbursed by Euromar.

14.	COVENANTS AND UNDERTAKINGS

14.1
The Manager hereby agrees and covenants and undertakes with Euromar and each Owner that, during the term of this Agreement, the Manager shall, and shall procure that Eurobulk and Eurochart and the Manager shall cause to be provided by Eurobulk or Eurochart or, in the event of the failure of Eurobulk or Eurochart to provide, shall itself (or, subject to Clause 10, cause that a sub-contractor shall):

(ii)	obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Manager's obligation under this Agreement;

(iii)	comply with all Applicable Laws;

(iv)
provide the Board of Managers of Euromar with all information in relation to the performance of the Manager's obligations under this Agreement as the Board of Managers of Euromar may reasonably request,;

(v)
use its reasonable best efforts to have all material property of Euromar and/or the Owners clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(vi)
use its reasonable best efforts to have all property of Euromar and/or the Owners (other than money to be deposited to any bank account of Euromar and/or the Owners) transferred to or otherwise held in the name of Euromar or the relevant Owners or any nominee or custodian appointed by Euromar or the relevant Owner;

(vii)
use its best efforts to cause (i) Euromar and/or the Owners to own or possess all licenses that are necessary and used in the operation of their respective businesses as of the date hereof, (ii) all such licenses to be in full force and effect at all times, and (iii) all required filings with respect to such licenses to be timely made and all required applications for renewal thereof to be timely filed;

(viii)	use its best efforts to retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Management Services; and

(ix)
use its best efforts to keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Management Services in accordance with established general commercial practices and in accordance with GAAP, and allow Euromar and/or the Owners and their representatives to audit and examine such books, records and accounts at any time during customary business hours.

15.	INSPECTION OF VESSELS

Euromar and the respective Owners shall each have the right at any time after giving reasonable notice to the Manager and/or Eurobulk to inspect any Vessel for any reason any of them considers necessary or desirable.

16.	COMPLIANCE WITH LAWS AND REGULATIONS

Neither the Manager nor Eurobulk will do or permit to be done anything which might cause any breach or infringement of the laws and regulations of each Vessel's flag, or of the places where a Vessel trades or the laws relating to the jurisdiction of incorporation of Euromar and each of the Owners.

17.	DURATION OF THIS AGREEMENT

This Agreement shall come into effect on the date hereof and shall continue until the later of (a) the date being three (3) years from the date of this Agreement and (b) where the Existing Eurobulk Management Agreement has been extended, the earlier of (i) such later termination date of the Existing Eurobulk Management Agreement and (ii) the date being five (5) years from the date of this Agreement. Thereafter it shall continue until terminated by either Euromar and the Owners (acting jointly) or the Manager, Eurobulk and Eurochart (acting jointly) giving to the other notice in writing, in which event this Agreement shall terminate upon the expiration of a period of sixty (60) days from the date upon which such notice was given, provided, however, that if (i) this Agreement is terminated other than by reason of a payment default by Euromar and (ii) Euromar elects to continue operation of the Vessels, then the Manager, Eurobulk and Eurochart shall continue to perform the respective Management Services for an additional ninety (90) days for the purposes of ensuring an orderly management transition.

18.	TERMINATION

18.1	Owner's default

Each of the Manager, Eurobulk and Eurochart (acting jointly) shall be entitled to terminate this Agreement with immediate effect by notice in writing if (i) any moneys payable by Euromar under this Agreement shall not have been received by the Manager or received in the Management Account within ten (10) days of receipt by Euromar of the Manager's written request unless such failure to pay results from any breach by the Manager, Eurochart or Eurobulk of this Agreement or (ii) any of the Manager, Eurobulk or Eurochart, notwithstanding their advising Euromar otherwise, is required by Euromar to proceed with the employment of or continue to employ any Vessels in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Manager, Eurobulk or Eurochart is unduly hazardous or improper or, in its reasonable discretion, determines that due to the action or inaction of Euromar, the Crew of any Vessel is in imminent danger of bodily harm.

18.2	Manager's Default

Euromar shall have all rights, remedies, claims and causes of action set forth in Clause 18.4 hereof upon the occurrence of any of the following events or circumstances:

(i)
a material breach by the Manager, Eurobulk or Eurochart occurs in the performance of their respective obligations under this Agreement and/or any other Transaction Document; provided that, if, in the reasonable opinion of Euromar, such breach is capable of remedy, Euromar shall provide written notice to the Manager, Eurobulk or Eurochart, (as applicable) of such breach and the Manager, Eurobulk or Eurochart (as applicable) shall have a reasonable period with reference to the nature and consequence of such breach, and, in any event, no more than twenty (20) days after receipt by the Manager, Eurobulk or Eurochart (as applicable) of such written notice to cure such breach;

(ii)
a resolution is passed by the Board of Managers of Euromar in electing to terminate this Agreement by reason of the continued significant underperformance of the Manager, Eurobulk and/or Eurochart in relation to their respective provision of the Management Services;

(iii)
Aristides J. Pittas ceases for any reason to be actively involved in the Manager's affairs or ceases to hold at least one of the offices of Chairman, President or Chief Executive Officer of the Manager and a suitable replacement has not been appointed by the board of directors of the Manager and approved in writing by Euromar, in Euromar's sole and absolute discretion, to fill such vacancy(ies);

(iv)
an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of any of the Manager, Eurobulk and/or Eurochart (otherwise than for the purpose of reconstruction or amalgamation which has been approved in advance by Euromar) or if a receiver is appointed, or if any of the Manager, Eurobulk and/or Eurochart suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors;

(v)	any of the following occurs:

(a)	any of the Manager, Eurobulk and/or Eurochart becomes unable to pay its respective debts as they fall due;

(b)
one or more judgments or decrees shall be entered against any of the Manager, Eurobulk and/or Eurochart involving in the aggregate a liability in excess of $1,000,000, and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof;

(c)	any administrative or other receiver is appointed over any asset of any of the Manager, Eurobulk and/or Eurochart;

(d)
any of the Manager, Eurobulk and/or Eurochart makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to any of the Manager, Eurobulk and/or Eurochart, or the members or directors of any of the Manager, Eurobulk and/or Eurochart pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business;

(e)
a petition is presented for the winding up or administration, or the appointment of a provisional liquidator, of any of the Manager, Eurobulk and/or Eurochart unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 90 days of the presentation of the petition;

(f)
any of the Manager, Eurobulk and/or Eurochart petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganization of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganization or arrangement is effected by court order, contract or otherwise; or

(vi)	the Limited Liability Company Agreement is terminated or cancelled;

(vii)	a Change of Control shall occur,

"Change of Control" means with respect to any of the Manager, Eurochart or Eurobulk (each, a "Euroseas Entity"), the occurrence of any of the following events:

(a)
any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, supplemented or replaced) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (as amended, supplemented or replaced), except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of voting stock of such Euroseas Entity;

(b)
during any consecutive two (2) year period, individuals who at the beginning of such period constituted the board of directors of such Euroseas Entity (together with any new directors whose election to such board of directors, or whose nomination for election by the owners of such Euroseas Entity, was approved by a vote of sixty-six and two-thirds percent (66-2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such Euroseas Entity then in office; or

(c)
the aggregate number of shares of Common Stock of the Manager owned by the Pittas Family, as disclosed in any public filing with the Securities and Exchange Commission, decreases by fifty percent (50%) or more relative to the number of shares most recently disclosed in any public filing with the Securities Exchange Commission as being owned by the Pittas Family (as adjusted for stock splits, stock distributions, stock combinations or other similar events);

(viii)
any event occurs or any circumstances arise or develop, including without limitation, a change in the financial position, state of affairs or prospects of any of the Manager, Eurobulk and/or Eurochart, in the light of which Euromar considers (acting reasonably) that there is a significant risk that the Manager, Eurobulk and/or Eurochart are, or will later become, unable to discharge their respective liabilities under this Agreement as they fall due or to provide the Management Services;

(ix)	upon the exercise by the Manager of the special redemption rights under Section 8.4 of the Limited Liability Company Agreement; or

(x)
upon the vote, written consent or approval of a Qualified Majority (as defined in the Limited Liability Company Agreement) of the Board of Managers to cause a dissolution of Euromar and the termination of this Agreement pursuant to Section 1(z)(ii) of the Agreement Regarding Vessel Opportunities.

18.3
Except as expressly provided herein to the contrary (including, without limitation, in Clause 21.3), the termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

18.4
Upon the occurrence of any of the events or circumstances set out in Clause 18.2, Euromar and each of the Owners may terminate the Agreement with immediate effect by notice in writing and shall have any and all rights, claims, and causes of actions under Applicable Law.

18.5	Notwithstanding anything to the contrary contained herein, the provisions of Clause 21 shall survive the termination or expiration of this Agreement.

19.	MOST FAVOURED NATIONS

19.1
Each of the Manager and Eurobulk hereby agree, and undertake to Euromar and each of the Owners, that the terms of this Agreement in relation to the provision of the Management Services or otherwise shall be better than or at least equal to, on a most favoured nations basis, the terms of the Existing Eurobulk Management Agreement and the Existing Eurochart Management Agreement.

20.	ACCESSION OF NEW OWNERS/VESSELS

In the event that Euromar, following the identification of an investment opportunity by the Manager pursuant to Clause 3.8 or otherwise under the Limited Liability Company Agreement, determines to proceed with the purchase of a new vessel, the Manager shall procure the incorporation of a new owning subsidiary of Euromar in accordance with Section 2.6 of the Limited Liability Company Agreement.  The Parties shall execute an accession agreement in the form set out in Schedule 2 to this Agreement whereupon such newly incorporated owning company shall become an "Owner" and such newly acquired vessel shall become a "Vessel" for the purpose of this Agreement. Notwithstanding anything to the contrary contained herein, each Owner shall only be deemed to be a party to the Accession Clauses.

21.	GRANT OF OPTIONS

21.1
Euromar hereby grants to the Manager the Options, on the terms and subject to the conditions set forth herein and in the Limited Liability Company Agreement.  The Manager acknowledges and agrees that the Option Units (as such term is defined under the Limited Liability Company Agreement) will be governed by the Limited Liability Company Agreement and have the rights, powers, preferences and privileges set forth therein.

21.2
The Options (i) may not be Transferred (as such term is defined under the Limited Liability Company Agreement) other than to any Affiliate of the Manager that has been appointed by the Board of Managers to manage the day-to-day operations of Euromar and (ii) shall not be subject to execution, attachment or similar process.  Any attempted Transfer of any Option, and the levy of any execution, attachment or similar process upon any Option that is not permitted by this Agreement, shall be null and void and without effect and upon any attempted Transfer of any Option or any levy of any execution, attachment or similar process upon any Option, all rights associated with the Options shall be terminated.

21.3
Upon the occurrence of a Forfeiture Event, (i) all of the Options shall automatically be forfeited and cancelled, effective immediately, regardless of whether such Options have vested or been exercised and (ii) all outstanding Option Units shall automatically be forfeited and cancelled, effective immediately, and shall not be considered outstanding for any purposes under the Limited Liability Company Agreement; provided, however, that notwithstanding anything to the contrary contained herein, any amounts received by the Manager prior to a Forfeiture Event with respect to any Option Units shall not be forfeited or disgorged and shall remain the sole property of the Manager.

21.4
Upon the occurrence of an Early Departure Event, a number of outstanding Option Units shall automatically be forfeited and cancelled, effective immediately, such that the Percentage Interest in respect of such Option Units following such Early Departure Event is equal to the product of (i) the Percentage Interest (as such term is defined under the Limited Liability Company Agreement) in respect of the Option Units prior to such Early Departure Event multiplied by (ii) the Early Departure Multiplier.  Such forfeited and cancelled Option Units shall not be considered outstanding for any purposes under the Limited Liability Company Agreement.

21.5
Upon the automatic exercise of either of the Options, (i) an amount equal to the Exercise Price shall be deducted from the next subsequent Distribution (as such term is defined under the Limited Liability Company Agreement) made to the Manager pursuant to Section 6.1(c) of the Limited Liability Company Agreement and (ii) the number of Option Units purchased shall be issued to the Manager.  All of such Option Units shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all liens of any nature whatsoever and shall not be subject to preemptive or similar rights of any Person.

22.	THIRD PARTY RIGHTS

The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

23.	NO PARTNERSHIP

Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

24.	SEVERABILITY

Each provision of this Agreement is several.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(i)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(ii)	the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Clause 24, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

25.	AMENDMENTS

No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

26.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

27.	NOTICES

Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing.  A notice may be given by delivery or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following Party:

To Euromar:	To the Manager:
4 Messogiou Street & Evropis St. 151 25 Maroussi Greece	4 Messogiou Street & Evropis St. 151 25 Maroussi Greece
Att: President	Att: Aristides J. Pittas, Chairman, President & CEO
Fax No.: 011-30 211 1804097	Fax No.: 011-30 211 1804097

To Eurobulk:	To Eurochart:
c/o Euroseas Ltd. 4 Messogiou Street & Evropis St.151 25 Maroussi Greece	c/o Euroseas Ltd. 4 Messogiou Street & Evropis St. 151 25 Maroussi Greece
Att: Markos Vassilikos, Managing Director	Att: Aristides J. Pittas, Director & President
Fax No.: 011-30 211 1804097	Fax No.: 011-30 211 1804097

To the Owners:
The address and notice details set out in Schedule 1 to this Agreement.

or to any other address or fax number that the Party so designates by notice given in accordance with this Clause.  Any notice:

(i)	if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(ii)	if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business day.

28.	WAIVER

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.  Any waiver must be specifically stated as such in writing.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

30.	ATTORNEYS FEES

In any action or proceeding brought to enforce any provision of this Agreement or any other document or instrument contemplated hereby, or where any provision thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

31.	CONFIDENTIALITY

31.1
Each Receiving Party agrees that all information provided thereto by a Disclosing Party shall be kept confidential by the Receiving Party and shall not be divulged, in whole or in part, to any third party, except (i) as required by Applicable Law or (ii) to officers, directors, attorneys, accountants, members, partners, shareholders or other Affiliates of Receiving Party or of Receiving Party's Affiliates who agree to keep such information confidential.

31.2
Each Receiving Party further acknowledges that any breach of the provisions of this Agreement would result in serious damage being sustained by the Disclosing Party, and as a result hereby unconditionally agrees:

(i)	to be responsible for losses, damages, or expenses (including without limitation attorneys' fees and expenses) that have been determined to have been caused by any such breach; and

(ii)
that the Disclosing Party shall be entitled to equitable relief (including without limitation injunctive relief) in relation to any threatened or actual breach of the provisions of this Agreement without any requirement of posting a bond and without limiting any other remedy that may be available to the Disclosing Party.

32.	LAW AND JURISDICTION

32.1
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

32.2
The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in the County of New York, State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Exhibit B to the Limited Liability Company Agreement shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby brought against such party in any such court as set forth in this Clause 32.

THIS AGREEMENT has been entered into on the date first above written.

SIGNATURE PAGE

For and on behalf of EUROMAR LLC ………………………. Name: Eytan Tigay Title: Manager	For and on behalf of EUROSEAS LTD. ………………… . Name: Aristides J. Pittas Title: Chairman, President & CEO
For and on behalf of EUROBULK LTD. ……………… . Name: Markos Vassilikos Title: Managing Director	For and on behalf of EUROCHART S.A. ………………… . Name: Aristides J. Pittas Title: Director & Vice-President

SCHEDULE 1

DETAILS OF THE OWNERS AND VESSELS

Name of The Owners	Vessel/IMO No.	Notice Details
None at present

SCHEDULE 2

FORM OF ACCESSION AGREEMENT

THIS AGREEMENT is dated [  ] 20[  ]

AMONG:

(1)
EUROMAR LLC, a company incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ("Euromar");

(2)	[[ ], [ ] and [ ], [each incorporated in [ ] and each with its registered office at [ ] ("Existing Owners");]

(3)
EUROSEAS LTD., a company incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ("Manager");

(4)	EUROBULK LTD., a company incorporated and existing under the laws of the Republic of Liberia with its principal office at Aethrion Center, 40 Ag Konstantinou Ave, 151-24 Maroussi, Greece ("Eurobulk");

(5)
EUROCHART S.A., a company incorporated and existing under the laws of the Republic of Liberia with its principal office at Aethrion Center (2nd Floor), 40, Ag. Konstantinou Ave., Maroussi - 151 24, Athens - HELLAS  ("Eurochart"); and

(6)	[NEW OWNER], a company incorporated and existing under the laws of [	] with its registered address at [	] ("New Owner");

(Euromar, the Existing Owners, the Manager, Eurobulk and Eurochart together, "Parties" and each a "Party").

WHEREAS

(A)
By a management agreement dated [  ] 2010 between Euromar[, the Existing Owners,] the Manager, Eurobulk and Eurochart, each of the Manager, Eurobulk and Eurochart has agreed to provide the Management Services attributable thereto in relation to the Vessels ([as amended and supplemented by [each of] the Accession Agreement[s] dated [    ][, [    ] and [    ]], "Management Agreement").

(B)
Under Clause 20 of the Management Agreement, the Parties have agreed that following a determination by Euromar to purchase a new vessel, the Manager shall procure the incorporation of a new owning company, to be wholly owned by Euromar, for the purpose of owning such new vessel.

(C)
By a memorandum of agreement dated [  ] 20[  ] between [      ] (as sellers) and Euromar (or its nominee) (as buyers) (as amended and supplemented, "MOA"), Euromar or its nominee has agreed to purchase m.v. [insert vessel details] ("New Vessel").

(D)	The Managers have procured the incorporation of the New Owner and the New Owner has been nominated by Euromar as the "Buyers" of the New Vessel under the MOA.

(E)
This Agreement sets out the terms upon which the New Owner shall accede to, and become a party to, Clauses 1, 2, 3 (Basis of Agreement), 3.1, 3.2 – 3.5, 3.10, 4, 5, 7, 10, 11, 16, 17, 18, 20, 27, 31 and 32 of the Management Agreement (collectively, the "Accession Clauses").

IT IS HEREBY AGREED:

1.	DEFINITIONS

1.1	Terms defined in the Management Agreement, shall unless the context otherwise requires, have the same meanings when used herein (including in the Recitals).

1.2	In this Agreement:

"Effective Date" means the date upon which the New Vessel is delivered to and accepted by the New Owner under the MOA, as evidenced by the protocol of delivery and acceptance under the MOA.

2.	ACCESSION

2.1	The Parties and the New Owner hereby agree that, as and with effect from the Effective Date:

(i)	Schedule 1 of the Management Agreement shall be deleted and replaced with Schedule 1 to this Agreement;

(ii)
The New Owner shall accede to, and become a party to the Accession Clauses as an "Owner" and shall assume all the rights and obligations of an "Owner" under the Accession Clauses; the "New Vessel" shall be included within the definition of "Vessels" thereunder; provided however, that notwithstanding anything to the contrary contained herein, the New Owner shall only be deemed to be a party to the Accession Clauses; and

(iii)
the Manager, Eurobulk and Eurochart each agree to be bound by the terms of the Management Agreement and perform their respective obligations thereunder in every way as if the term "Owners" thereunder included the New Owner and the term "Vessels" included the New Vessel.

2.2
Save as amended and supplemented by this Agreement, the Management Agreement shall remain in full force and effect and shall be read and construed as if all references to "Vessels" included the New Vessel and references to the "Owners" included the New Owner.

3.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and the several parties hereto on separate counterparties, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. A signed copy received by facsimile shall be deemed to be an original.

4.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF this Agreement has been executed on the day and year above first written.

SIGNATURE PAGE

For and on behalf of EUROMAR LLC …………………. Name: Title:	For and on behalf of EUROSEAS LTD. …………………. Name: Title:
For and on behalf of EUROBULK LTD. …………………. Name: Title:	For and on behalf of EUROCHART S.A. …………………. Name: Title:
For and on behalf of [insert existing owner] …………………. Name: Title:	For and on behalf of [insert existing owner] …………………. Name: Title:
For and on behalf of [insert existing owner] …………………. Name: Title:	For and on behalf of [insert new owner] …………………. Name: Title:

SCHEDULE 1

REPLACEMENT SCHEDULE 1 TO MANAGEMENT AGREEMENT

Name of The Owners	Vessel/IMO No.	Notice Details
[ ]	M.V "[ ]"/[ ]	Address: [ ] Fax: [ ] Att: [ ]
[ ]	M.V "[ ]"/[ ]	Address: [ ] Fax: [ ] Att: [ ]
[ ]	M.V "[ ]"/[ ]	Address: [ ] Fax: [ ] Att: [ ]

SCHEDULE 3

DISCLOSED AND APPROVED 'RESTRICTED TRANSACTIONS'

Contract (and date thereof)	Type of Service	Parties	Date Disclosed/Approved